SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	July 1, 2005

                                             INFORTE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-29239	36-3909334
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

                               150 North Michigan Avenue, Suite 3400, Chicago, Illinois 60601
(Address of principal executive offices, including zip code)

                                             (312) 540-0900
(Registrant’s telephone number, including area code)

                                              Not Applicable
(Former name or former address, if changed since last report)

_________________

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Explanatory Note:

        This Form 8-K/A amends the Current Report on Form 8-K of Inforte Corp., the registrant, dated October 10, 2004 regarding costs associated with exit or disposal activities. This Form 8-K/A amends and restates in its entirety Item 2.05 to reflect updated information regarding total charges, net cash outlays and net annual savings related to the plan for consolidation of office space executed on October 1, 2004.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

        On October 1, 2004, Inforte's executive team authorized a plan to reduce its office space to better align with its space needs. These steps included consolidating office space at its Southern California office and the two Chicago, Illinois office locations where Inforte had separate contractual rental obligations. Estimated costs for the consolidation of the facilities consist of contractual rental commitments for office space being vacated less estimated sub-lease income. The total reduction of office space resulting from this consolidation of our office space was approximately 43,881 square feet at the time the plan was executed in October 2004. On July 1, 2005 one of the original Chicago office lease agreements was amended to reduce total abandoned office space to 27,341 square feet. As of July 1, 2005 we have three sublease agreements for the space vacated. Total charges related to this reduction of space are still estimated at $2.0 million and were recognized at the date the plan for office space consolidation was executed. Total net undiscounted cash outlays over the remaining terms of the lease agreements are estimated at $2.0 million and net annual savings are $400,000, $360,000, $130,000 and $110,000 for the remainder of 2005 and the years 2006, 2007 and 2008, respectively. If we vacate additional space, if future sublease income is less than estimated, if we buy-out of leases or if we are unable to sub-lease vacated space, additional charges or credits in future periods will be necessary.

SIGNATURES

                      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORTE CORP.

Date: July 1, 2005	By: /s/ Nick Heyes
Nick Heyes, Chief Financial Officer